Exhibit 23.8

FAX (303) 623-4258

621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

Consent of Independent Petroleum Engineers

We hereby consent to the incorporation by reference of information from our reserves report dated January 23, 2019, included in or made a part of SRC Energy Inc.’s (“SRC”) Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 20, 2019, and our summary report attached as Exhibit 99.1 to the Form 10-K, each incorporated by reference in the Registration Statement of PDC Energy, Inc. on Form S-4, including any amendments thereto (collectively, the “Registration Statement”), and information derived from such reports in the Registration Statement and any related prospectuses. We also hereby consent to the reference to our firm as experts in the Registration Statement and any related prospectuses.

\s\ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, CO
September 25, 2019